Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586


               CONGOLEUM CORPORATION REPORTS FIRST QUARTER RESULTS


MERCERVILLE, NJ, MAY 9, 2007 - Congoleum Corporation (AMEX: CGM) today reported its financial results for the first quarter ended March 31, 2007. Sales for the three months ended March 31, 2007 were $49.3 million, compared with sales of $57.2 million reported in the first quarter of 2006, a decrease of 13.8%. Net loss for the quarter was $351 thousand, versus a net income of $211 thousand in the first quarter of 2006. Net loss per share was $.04 in the first quarter of 2007 compared with a net income of $.03 per share in the first quarter of 2006. Roger S. Marcus, Chairman of the Board, commented, "$6.7 million, or 85% of the decrease in sales from the first quarter of 2006 occurred in the manufactured housing category, which was still benefiting this time last year from demand for replacement housing due to hurricanes Katrina and Rita. First quarter 2007 sales for the balance of our business were down 2% from year earlier levels, despite price increases of 3-4%. The reported decline in new home construction over the past few months has translated into lower sales for our new residential products. Also, the residential remodel market for flooring is the softest we've seen in more than a decade. Fortunately, the success of some of our newer products has helped mitigate the general decline in business."

"While gross profits declined with volume, we did see improvement in gross profit margins as a percent of sales compared to the first quarter of last year. The decline in sales was predominantly in low margin FEMA and new residential business which helped our margins improve this year. In addition, our margins in the first quarter of last year were hurt by manufacturing inefficiencies while we were switching raw material sources, and our performance this year improved as supplies were stable."

Mr. Marcus added, "We continue to aggressively control costs. In early February, we instituted a major cost reduction program that will have an impact on all expense areas for the balance of 2007. First quarter savings from this initiative were only $1.3 million due to the timing of the steps taken and the impact of severance charges, which amounted to $400 thousand. Now fully implemented, we anticipate this program will result in cost savings of $2.4 million in each of the next three quarters."

"Business conditions in new housing and remodeling remain weak and we are not expecting any improvement in the near term. Based on the current and projected conditions, we have tightened our belts throughout the company, not only with respect to operating expenses but also at all our manufacturing facilities. We are also keeping inventories at appropriate levels. With our breakeven level significantly reduced and our working capital requirements under control, we are positioned to both weather the downturn and show improved results from either seasonal or cyclical increases in sales."

Mr. Marcus concluded, "With respect to our reorganization progress, I am pleased to report that we are in active and constructive mediation discussions with all parties. I am hopeful that within the next few months we can draft a plan that enjoys the support of our major creditor constituencies and also meets the requirements of the bankruptcy court."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims,
(iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including
Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the extent to which Congoleum is able to obtain reimbursement for costs of the coverage litigation, (xii) the possible adoption of another party's plan of reorganization which may prove to be unfeasible,
(xiii) the possible elimination of the some or all interests of all existing shareholders under a plan that may be proposed by Congoleum or any other party,
(xiv) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (xv) increases in raw material prices or disruption in supply, (xvi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xvii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xviii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xix) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xx) product warranty costs,
(xxi) changes in distributors of Congoleum's products, (xxii) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc., (xxiii) possible future sales by ABI could adversely affect the market for Congoleum's stock, and (xxiv) the potential impact if the Company is unable to maintain its listing on the American Stock Exchange. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2006 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                              For the Three
                                                              Months Ended
                                                                March 31,
                                                                ---------
                                                            2007          2006
                                                            ----          ----

Net Sales ..........................................     $ 49,315      $ 57,237
Cost of Sales ......................................       37,316        43,960
Selling, General & Administrative Expenses .........        9,451        10,396
                                                         --------      --------

Income from Operations .............................        2,548         2,881

Interest Expense, net ..............................       (2,857)       (2,577)
Other Expense ......................................          (42)          (42)
                                                         --------      --------
Net (Loss)/ Income before taxes ....................     $   (351)     $    262
Provision for Taxes ................................           --            51
                                                         --------      --------
Net (Loss)/ Income .................................     $   (351)     $    211
Net (Loss) / Income Per Share, Basic ...............     $  (0.04)     $   0.03
                                                         ========      ========
Net (Loss)/ Income Per Share, Diluted ..............     $  (0.04)     $   0.03
                                                         ========      ========

Weighted Average Number of Common Shares
Outstanding - Basic ................................        8,272         8,271
                                                         ========      ========
Weighted Average Number of Common Shares
Outstanding - Diluted ..............................        8,272         8,321
                                                         ========      ========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures ...............................     $    384      $    502

Depreciation and Amortization ......................     $  2,750      $  2,661

                             CONDENSED BALANCE SHEET

                    (In thousands, except per share amounts.)
                                   (Unaudited)

                                                      March 31,    December 31,
                                                        2007           2006
                                                        ----           ----
ASSETS:
Cash and cash equivalents ........................   $  17,543      $  18,591
Restricted cash ..................................       8,783          9,656
Accounts & notes receivable, net .................      18,249         17,598
Inventory ........................................      34,752         34,220
Other current assets .............................      24,471         25,610
                                                     ---------      ---------

Total current assets .............................     103,798        105,675

Property, plant & equipment (net) ................      65,487         67,757
Other assets (net) ...............................      10,806         10,770
                                                     ---------      ---------
Total assets .....................................   $ 180,091      $ 184,202
                                                     =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses &
  deferred income taxes ..........................   $  40,536      $  46,905
Revolving credit loan - secured debt .............      12,951         12,715
Liabilities subject to compromise - current ......      37,377         34,602
                                                     ---------      ---------
Total current liabilities ........................      90,864         94,222

Liabilities subject to compromise ................     136,126        136,533
Long term debt ...................................          --             --
Other liabilities ................................          --             --
                                                     ---------      ---------
Total liabilities ................................     226,990        230,755

Stockholders' equity (deficit) ...................     (46,899)       (46,553)
                                                     ---------      ---------

Total liabilities & stockholders' equity.. .......   $ 180,091      $ 184,202
                                                     =========      =========

ADDITIONAL FINANCIAL INFORMATION:
Working Capital ..................................   $  12,934      $  11,453
Current Ratio ....................................         1.1            1.1